Exhibit 99.1

RenaissanceRe Holdings Ltd. Announces Executive Management Changes
Sean G. Brosnan Promoted to Senior Vice President, Chief Investment Officer of RenaissanceRe
Aditya K. Dutt, President, RenaissanceRe Ventures, to take on Additional Role of Treasurer of
RenaissanceRe

Todd R. Fonner, Senior Vice President, Chief Investment Officer and Treasurer, to Leave Company

PEMBROKE, Bermuda, December 13, 2016— RenaissanceRe Holdings Ltd. (NYSE: RNR) (the “Company” or “RenaissanceRe”) today announced the following management changes effective March 1, 2017:

Sean Brosnan, Vice President, Managing Director Investments of Renaissance Services of Europe Ltd. and Chief Executive Officer of Renaissance Reinsurance of Europe, will be promoted to Senior Vice President and Chief Investment Officer of RenaissanceRe.

Aditya Dutt, President, RenaissanceRe Ventures, Ltd. and Senior Vice President, RenaissanceRe will take on the additional role of Treasurer of RenaissanceRe, which will also include responsibility for Investor Relations and Corporate Development. Mr. Dutt will continue to lead the Company’s ventures unit.

Todd Fonner, Senior Vice President, Chief Investment Officer and Treasurer of RenaissanceRe, has decided to leave the Company to pursue other opportunities effective March 31, 2017.

“These appointments are reflective of the strength of RenaissanceRe’s executive bench and underscore how comfortable Bob is with his senior leadership team,” said Kevin O’Donnell, Chief Executive Officer. “Aditya is already a vital member of our executive team who will now take on additional responsibilities and we are confident that as Chief Investment Officer, Sean will continue to execute our investment strategy.”

“Sean is a talented executive who has worked closely with Todd since joining the Company in 2004 and has been very involved in the management of our investments,” noted Robert Qutub, Chief Financial Officer. “The role of Treasurer is a natural extension of Aditya’s responsibilities and one for which he is well qualified, with his deep knowledge of our capital structure and established relationships in the investment community.”

“We are grateful for the talent and dedication Todd brought to his roles at RenaissanceRe over the course of the past 15 years,” added Mr. Qutub. “We appreciate his decision to leave the Company to pursue other opportunities and wish him all the best. Todd will support us in an advisory capacity for a period following his departure.”

Mr. Brosnan joined RenaissanceRe in 2004 and most recently served as Managing Director Investments of Renaissance Services of Europe Ltd., and Chief Executive Officer of Renaissance Reinsurance of Europe. Previously, he served as Head of Portfolio Construction at Irish Life Investment Managers.

As President of RenaissanceRe Ventures, Mr. Dutt structures and manages RenaissanceRe’s joint ventures, including DaVinci Re, Top Layer Re, Upsilon Fund and Medici Fund.  He also directs RenaissanceRe’s portfolio of strategic investments and insurance-linked securities. Mr. Dutt joined the Company in 2008.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of two reportable segments: (1) Property, which is comprised of catastrophe reinsurance, including certain property catastrophe joint ventures managed by our ventures unit, and other property reinsurance and insurance and (2) Casualty and Specialty, which is comprised of casualty and specialty reinsurance and insurance and certain specialty joint ventures managed by our ventures unit.

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View source version on businesswire.com: http://www.businesswire.com/news/home/20161213006196/en/

Source: RenaissanceRe Holdings Ltd.

Investors:
RenaissanceRe Holdings Ltd.
Aditya Dutt, 441-239-4778
Senior Vice President, Treasurer

or

Media:
RenaissanceRe Holdings Ltd.
Elizabeth Tillman, 212-238-9224
Director – Communications
or
Kekst and Company
Peter Hill or Dawn Dover, 212-521-4800